CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Advisers Investment Trust of our report dated November 18, 2025, relating to the financial statements and financial highlights of Independent Franchise Partners US Equity Fund, which appears in Advisers Investment Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

January 26, 2026